Exhibit 10.24

VINFAST MANUFACTURING US, LLC

SITE DEVELOPMENT AGREEMENT

This Site Development Agreement (this “Agreement”) between the North Carolina Department of Commerce (the “DOC”), VinFast Manufacturing US, LLC (the “Company”), and Vingroup Joint Stock Company (the “Guarantor”) is hereby made effective as of the 1st day of July, 2022 and shall remain in effect through the 31st day of December, 2033, unless this grant term is extended pursuant to the provisions of Section 3.

WHEREAS, N.C.S.L 2022-74 § 11.9 (the “Authorizing Legislation”) appropriated certain funds for improvements at the megasite industrial park in Chatham County in order to further the State’s economic goals provided that the Economic Investment Committee (the “EIC”) award a Job Development Investment Grant (the “JDIG”) for a qualifying project as described in § 1 l.9(a); and

WHEREAS, on March 29, 2022 the EIC made such a JDIG award to the Company, the terms of which are governed by the Community Economic Development Agreement between the EIC, the Guarantor, and the Company attached hereto as Exhibit A (the “CEDA”); and

NOW, THEREFORE, in consideration of the mutual promises and such other valuable consideration as set out herein, the Parties mutually agree to the following terms and conditions:

Section 1. Definitions

All capitalized terms not defined in this Agreement shall be defined as specified in the CEDA. Where there is conflict in terms between this Agreement and an Exhibit, the terms of this Agreement shall prevail.

“Appropriate Percentage” shall have the meaning set forth in Section 6.

“Claw-Back” shall have the meaning set forth in Section 6.

“Claw-Back Base” means the amount reimbursed to the Company for Eligible Expenditures under this Agreement.

“Eligible Expenditures” means costs incurred by the Company for Site Preparation Work after the Effective Date that are eligible to be reimbursed under this Agreement. Eligible Expenditures incurred utilizing any business in which the Company or Guarantor has an ownership or management interest in are subject to the approval of the DOC in its sole discretion, which shall not be unreasonably withheld.

“Option” shall have the meaning set forth in the Option to Purchase Real Estate between the Company and the DOC attached hereto as Exhibit B (the “Option Contract”).

“Purchase Price” shall have the meaning set forth in the Option Contract.

“Project Site” means the megasite located in Chatham County, North Carolina, that is described on Exhibit C attached hereto and incorporated herein by reference. As described on Exhibit C, such property has been subdivided into separate lots or parcels identified and described therein as Parcel A, Parcel B1 and Parcel B2 (together, Parcel B), and Parcel C (each referred to as a “Parcel” or collectively as the “Parcels”, or specifically as “Parcel A”, “Parcel B” and “Parcel C”, as applicable).

“Site Preparation Work” means all site work undertaken by the Company permitted by any State approved Sediment and Erosion Control Plan for the site, as well as roadwork and wetlands mitigation associated with such works needed at the project site.

Section 2. Agreement Documents

The following Exhibits are hereby incorporated by reference as though set forth in their entirety herein:

Exhibit A – CEDA

Exhibit B – Option Contract

Exhibit C – Legal Description of the Project Site

Section 3. Term of Agreement

The effective period of this Agreement shall commence on the Effective Date and shall terminate on the 31st day of December 2033 unless the Company’s Base Period is extended under the CEDA. In the event such a Base Period extension occurs under the CEDA, the total term of this Agreement shall be extended by the same number of years as the Base Period is extended.

Section 4. Funding

DOC will transfer to the Department of Transportation (the “DOT”) an amount not to exceed Two Hundred Fifty Million Dollars ($250,000,000) for public roadwork and associated wetlands mitigation needed to support the Project; provided, however, that the DOC shall retain Fifty Million Dollars ($50,000,000) of the amount to be transferred until the Company has created 3,875 Eligible Positions.

DOC will grant Seventy-five million dollars ($75,000,000) to the City of Sanford for water and sewer infrastructure improvements needed to support the Project.

Section 5. Reimbursement of Site Preparation Work

The DOC will reimburse Eligible Expenditures up to One Hundred Twenty-Five Million Dollars ($125,000,000) upon receipt of the following:

a)	A completed financial request form, in the form provided by the DOC;

b)	Copies of project invoices for Eligible Expenditures that support the requested amount;

c)

Evidence that the invoices submitted for reimbursement have been paid-in-full. Evidence may include copies of cleared checks, wire transfer or ACH receipts. Invoices paid with cash and those not paid in full will not be reimbursed; and

d)	Any additional documentation reasonably requested by the DOC.

The DOC shall make such payment(s) to the Company within forty-five (45) days of receipt of the documentation described above and verification by DOC of the eligibility of the request. All requests for reimbursement for Eligible Expenditures must be submitted to the DOC by December 31, 2026.

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Section 6. Conditions for Recovery of Funds

The Company agrees to immediately pay back to the DOC an amount of money equal to the Claw-Back Base multiplied by the appropriate percentage (the “Appropriate Percentage”) with the product being the funds paid back to DOC (“Claw-Back”) in accordance with the following:

(a)	In the event the Option is exercised against at least Parcel B and Parcel C, the Appropriate Percentage is 100%, however the Claw-Back would be capped at the Purchase Price.

(b)

In the event the Option is exercised against only Parcel C, the Appropriate Percentage is 100% if the Option were exercised for the failure to create 3,875 Eligible Positions or 50% if the Option were exercised for the failure to create 6,000 Eligible Positions when at least 3,875 Eligible Positions were created.

(c)

In the event that the Option is not exercised but the Company fails to create 3,875 Eligible Positions by December 31, 2026 and maintain employment at that level for two of the three succeeding Grant Years, the Appropriate Percentage is 100%.

(d)

In the event that the Option is not exercised but the Company creates at least 3,875 Eligible Positions by December 31, 2026 and maintains employment at that level for two of the three succeeding Grant Years, but fails to (1) create 6,000 Eligible Positions and maintain those positions for two of three succeeding Grant Years by December 31, 2032 and (2) invest $2 billion by December 31, 2029, then the Appropriate Percentage is 50%.

(e)	If the Company ceases operations on the Site for a period of 12 consecutive months prior to December 31, 2032, the Appropriate Percentage is 100%.

Section 7. Reporting

The Company must timely file all Annual Reports as described in Paragraph 3.7(b) of the CEDA, including the health insurance certification required by N.C. Gen. Stat. § 143B-437.53(c). Failure timely file an Annual Report will result in a 0% compliance rating for that Grant Year and all future Grant Years, even if the CEDA is terminated. Thus, if the CEDA is terminated for any reason, the Company will continue to file Annual Reports (including health insurance certifications) and pay applicable JDIG annual report filing fees in order to determine what the JDIG compliance rating should be for the purposes of this Grant.

Section 8. Assignment

The Company may assign its interests under this Agreement only under the same terms and conditions as those specified in Paragraph 6.8(e) of the CEDA for the assignment of its interests under the CEDA, which terms and conditions are incorporated by reference herein.

Section 9. Additional Provisions

9.1 Entire Agreement

This Agreement supersedes all prior agreements between the DOC, the Guarantor or the Company and constitutes the entire agreement between the Parties as to the matters set forth herein, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.2 Execution

This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed an original, and such counterpart, together, shall constitute one and the same Agreement which shall be sufficiently evidenced by one of such original counterparts.

9.3 Construction and Venue

This Agreement shall be construed and governed by the laws of the State of North Carolina. The Parties agree and submit, solely for matters concerning this Agreement, to the exclusive jurisdiction of the courts of North Carolina and agree, solely for such purposes, that the only venue for any legal proceedings shall be Wake County, North Carolina. The place of this Agreement, and all transactions and agreements relating to it, and their situs and forum, shall be Wake County, North Carolina, where all matters, whether sounding in contract, tort, or otherwise, relating to its validity, construction, interpretation, and enforcement, shall be determined.

Section 10. Guaranty

10.1 The Guaranty

The Guarantor unconditionally and irrevocably guarantees, as primary obligor and not as surety, the full, prompt, and punctual payment, and performance by the Company of all of its respective obligations, agreements, and covenants under and with respect to this Agreement.

10.2 Binding Obligation

This Guaranty is the valid and binding obligation of the Guarantor, enforceable in accordance with its terms, and the making and performance of this Guaranty will not violate any provision of or result in the acceleration of any obligation under any instrument or agreement, order, judgment, or decree to which the Guarantor is a party or by which it or any of its property is bound. This Guaranty shall operate as a continuing and absolute guaranty and shall remain in full force and effect without regard to, and shall not be affected or impaired by, any amendment of the Agreement, any sale or transfer of all or any part of the Guarantor’s ownership interest in the Company or Related Member Parties, any voluntary or involuntary liquidation, dissolution, sale of assets, insolvency, reorganization, bankruptcy or filing for bankruptcy of the Company, or the Guarantor or any subsidiary, any rescission of a payment made hereunder, or any extension of time or other forbearance, compromise, adjustment, or indulgence granted to the Company by the DOC or the State.

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10.3 Waiver of Defense

The Guarantor unconditionally waives any defense available to it, including all suretyship defenses or defenses in the nature thereof, and all requirements of notice, demand, presentment or protest in case of any Default. The obligations of the Guarantor shall be primary and not secondary, and the DOC and the State shall not be required to proceed against or exhaust its remedies against the Company or prior to enforcing its rights under the Guaranty.

10.4 Additional Representations and Warranties; Consideration

The Guarantor represents and warrants that it is the ultimate parent of the Company and will derive substantial benefit from the transactions contemplated by the Agreement. This Guaranty is made for the benefit of the DOC and the State of North Carolina and to induce the DOC and the State of North Carolina to enter into this Agreement, in consideration of the benefits provided to the Company and to the Guarantor by virtue of its ownership interests. There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

Signature Page Follows

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IN WITNESS WHEREOF, the DOC, the Guarantor and the Company have executed three (3) originals of this Agreement, one of which will be retained by each Party. The Parties agree that this document is executed under seal for purposes of any statute of limitations.

VINFAST MANUFACTURING US, LLC		VINGROUP JOINT STOCK COMPANY

By:	/s/ Nguyen Thi Van Anh [Seal]	By:	/s/ Nguyen Viet Quang [Seal]

	Authorized Representative		Authorized Representative

Print Name:	Nguyen Thi Van Anh	Print Name:	Nguyen Viet Quang

Title:	Chief Executive Officer	Title:	CEO 20/10/2022

NORTH CAROLINA DEPARTMENT OF COMMERCE

By:	[Seal]
Machelle Baker Sanders, Secretary
North Carolina Department of Commerce

Date:

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IN WITNESS WHEREOF, the DOC, the Guarantor and the Company have executed three (3) originals of this Agreement, one of which will be retained by each Party. The Parties agree that this document is executed under seal for purposes of any statute of limitations.

VINFAST MANUFACTURING US, LLC		VINGROUP JOINT STOCK COMPANY

By:	[Seal]	By:	[Seal]

	Authorized Representative		Authorized Representative

Print Name:		Print Name:

Title:		Title:

NORTH CAROLINA DEPARTMENT OF COMMERCE

By:	/s/ D. Jordan Whichard IV	[Seal]
D. Jordan Whichard IV, Chief Deputy Secretary
On behalf of:
Machelle Baker Sanders, Secretary
North Carolina Department of Commerce

Date:	10/27/2022

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